Exhibit 99.1
For information contact:
Wayne Pratt
Executive Vice President, Chief Financial Officer
Syntax-Brillian Corporation
(602) 389-8797
wayne.pratt@syntaxbrillian.com
SYNTAX-BRILLIAN CORPORATION REPORTS RECORD RESULTS
FOR ITS FOURTH FISCAL QUARTER ENDED JUNE 30, 2006
Revenues increase 162% year over year, unit shipment volume reaches all time high, and gross margins improve 310bp over March quarter
TEMPE, ARIZ., August 22, 2006 — Syntax-Brillian Corporation (Nasdaq: BRLC), a manufacturer and marketer of LCD and LCoSTM HDTVs and digital entertainment products, today announced its financial results for its fourth fiscal quarter and full year ended June 30, 2006.
For the quarter ended June 30, 2006, Syntax-Brillian reported record fourth fiscal quarter revenue of $59.8 million, up 162% from the year-ago quarter. Full year revenue was $193.0 million, up 134% from the year ended June 30, 2005. Net loss in accordance with U.S. generally accepted accounting principles, or GAAP, for the fourth quarter of fiscal 2006 was $5.5 million compared with net loss of $382,000 for the fourth quarter of fiscal 2005. GAAP net loss for the year ended June 30, 2006 was $18.9 million compared with net loss of $17,000 in the previous fiscal year. GAAP net loss per share was $0.11 for the fourth quarter of fiscal 2006 compared with net loss per share of $0.01 for the fourth quarter of fiscal 2005. Full-year net loss per share was $0.46 compared with $0.00 for fiscal 2005.
Results for the fourth quarter of fiscal 2006 include non-cash compensation charges of $328,000 related to employee stock options, depreciation and amortization expense of $1.0 million, and non-cash interest expense of $2.9 million.. Results for the full fiscal year ended June 30, 2006 included non-cash compensation charges of $4.4 million, depreciation and amortization expense of $2.5 million, and non-cash interest expense of $11.0 million.
Adjusted EBITDA (a) for the fourth quarter of fiscal 2006 was negative $580,000 compared with negative $479,000 for the fourth quarter of fiscal 2005. Adjusted EBITDA for the year ended June 30, 2006 was negative $131,000 compared with positive $530,000 in the prior year.
The merger of Syntax Groups Corporation and Brillian Corporation was completed on November 30, 2005. As a result, the results of operations for the year ended June 30, 2006 include seven months of the operations conducted by Brillian.
Home of Olevia HDTV

1600 N. Desert Drive, Tempe, AZ 85281 Main 602.389.8888 Fax 602.389.8997 www.syntaxbrillian.com

Syntax-Brillian ended the quarter with cash, cash equivalents, and short-term investments of $7.4 million, working capital of $26.0 million, stockholders’ equity of $64.8 million, and $10.6 million of long-term debt and redeemable convertible preferred stock, net of discount.
“I’m extremely pleased with the execution in this, our last quarter of fiscal 2006,” said Vincent F. Sollitto, Jr. Chairman and CEO of Syntax-Brillian. “We successfully launched our new Olevia product line while moving our existing inventory, added several new channel partners globally, established our North American TV manufacturing facility, and transferred our light engine production to Sino-Brillian. Demand for both our LCD and LCoS televisions continues to exceed our expectations. The market for HDTV’s is as strong as ever, driven by the recent sharp drop in average selling prices for LCD TVs. We believe the increased demand spurred by the lower prices will offset the top-line impact of the declining average selling prices. Also, the actions we undertook earlier this year will result in increased gross margins,” he continued.
Highlights for the quarter ended June 30, 2006
The highlights and accomplishments for the quarter ended June 30, 2006 include the following:
•	Record fourth quarter revenue of $59.8 million, a 162% increase year over year.

•	All-time record unit shipment volume of approximately 108,000 units represented an increase of 160% year over year.

•	Improved gross margins in our LCD segment to 18.55% from 16.19% in the prior quarter.

•	Improved overall gross margins to 12.2% from 9.1% in the previous quarter.

•	Reduced Adjusted EBITDA burn from $2.9 million in the previous quarter to only $580,000.

•	Added 4 new retailers and 3 distributor/installers to our sales channels.

•	Introduced the new LCD TV product line-up with Olevia 3, 5, and 7 series and effectively managed the transition from the old product line to the new.

•	Effectively transferred the production of LCoSTM light engines to Sino-Brillian Display Technology Corporation.
Business Outlook
Syntax-Brillian also provided the following business outlook for its first quarter of fiscal 2007, ending September 30, 2006, the first half of fiscal 2007 (the six-month period ending December 31, 2006), and for the full fiscal year ending June 30, 2007.
For the quarter ending September 30, 2006, Syntax-Brillian anticipates revenue to be in the range of $65 million to $75 million, predominately from sales of LCD TVs on shipment volumes of 120,000 to 135,000 units. For the quarter ending September 30, 2006, gross margins in the range of 18% to 20% for the LCD TV segment are anticipated. Combined gross margins are anticipated to be approximately 15% to 17%. Net income (loss) for the quarter ending September 30, 2006 is anticipated to be in the range of a loss of $1.0 million to $1.0 million of net income or $(0.02) to $0.02 per share. Adjusted EBITDA for the three months ending September 30, 2006 is anticipated to be in the range of positive $3.5 million to $4.5 million.
For the six months ending December 31, 2006, Syntax-Brillian anticipates revenue to be in the range of $210 million to $240 million, predominately from the sales of LCD TVs on shipment volumes of approximately 400,000 to 440,000 units. Gross margins for the LCD segment for the first half of fiscal 2007 are anticipated to be in the range of 18% to 20%. Combined gross margins, including the LCoS operations, are anticipated to be in the range of 16% to 18%. Pre-tax net income for the first half of fiscal 2007 is expected to be in the range of $11.0 million to $13.0 million with Adjusted EBITDA in the range of $19.0 to $21.0 million.
Home of Olevia HDTV

1600 N. Desert Drive, Tempe, AZ 85281 Main 602.389.8888 Fax 602.389.8997 www.syntaxbrillian.com

For the full fiscal year ending June 30, 2007, Syntax-Brillian anticipates revenue to be in the range of $410 million to $450 million with LCoS revenue accounting for approximately 8% to 12% of total revenue. Gross margins for the LCD segment are anticipated to be in the 19% to 21% range with combined gross margins in the range of 17% to 19%.
Syntax-Brillian will host a conference call today, August 22, to discuss its fourth fiscal quarter financial results and future outlook. The conference call may include forward-looking statements. The call will be Web cast and is scheduled to begin at 4:30 p.m. Eastern time (1:30 p.m. Pacific). The live audio broadcast and replay of the conference call can be accessed on Syntax-Brillian’s Web site at www.syntaxbrillian.com under the Investor Relations section. Syntax-Brillian will maintain an audio replay of this conference call on its Web site through September 30, 2006. No other audio replay will be available.
About Syntax-Brillian Corporation
Syntax-Brillian (www.syntaxbrillian.com) is one of the world’s leading manufacturers and marketers of LCD and LCoS™ HDTVs and digital entertainment products. The company’s lead products include its Olevia (www.olevia.com) brand of widescreen HDTV-ready LCD TVs — one of the fastest growing global TV brands — and its next generation Gen II LCoS™ 720p and 1080p rear-projection HDTVs for the high-end video/audio market. Syntax-Brillian’s global supply chain, Asian operations and North American sales channels position the company as a market leader in consumer and high-end HDTV and digital entertainment products.
Brillian, UltraContrast, and LCoS are trademarks or registered trademarks of Syntax-Brillian Corporation. All other trademarks are the property of their respective owners.
Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws, and Syntax-Brillian intends that such forward-looking statements be subject to the safe-harbor created thereby. Such forward-looking statements include expectations regarding (i) the future operating results of the Company, including expectations regarding revenue, gross margins, earnings (losses), non-cash expenses, and shipment volumes for the first quarter ending September 30, 2006, the six months ending December 31, 2006, and the full fiscal year ending June 30, 2007. Syntax-Brillian cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained herein. Such factors include (a) changes in markets for the company’s products; (b) changes in the market for customer’s products; (c) the failure of the company’s products to deliver commercially acceptable performance; (d) the ability of the company’s management, individually or collectively, to guide the company in a successful manner; and (e) other risks as detailed in Syntax-Brillian’s quarterly report on Form 10-Q for the quarter ended December 31, 2005.
Home of Olevia HDTV

1600 N. Desert Drive, Tempe, AZ 85281 Main 602.389.8888 Fax 602.389.8997 www.syntaxbrillian.com

SYNTAX-BRILLIAN CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in thousands, except per share data)

	Three Months		Year
	Ended June 30,		Ended June 30,
	2006	2005	2006	2005
Total net sales	$59,806	$22,865	$192,990	$82,586

Cost of Sales	52,523	20,003	169,096	71,825

Gross profit	7,283	2,862	23,894	10,761

Operating expenses:
Selling, distribution, and marketing	2,867	805	8,320	2,801
General and administrative	4,477	2,591	18,123	7,616
Research and development	1,853	—	4,416	—

Total operating expenses	9,197	3,396	30,859	10,417

Operating income (loss)	(1,914)	(534)	(6,965)	344

Interest, net	(3,584)	(121)	(11,913)	(283)

Net income (loss) before income taxes	(5,498)	(655)	(18,878)	61

Income tax benefit (expense)	—	273	—	(78)

Net loss	$(5,498)	$(382)	$(18,878)	$(17)

Net loss per common share:
Basic and diluted	$(0.11)	$(0.01)	$(0.46)	$0.00

Weighted Average Number of Common Shares:
Basic and diluted	48,580	30,934	40,978	30,013

Home of Olevia HDTV

1600 N. Desert Drive, Tempe, AZ 85281 Main 602.389.8888 Fax 602.389.8997 www.syntaxbrillian.com

SYNTAX-BRILLIAN CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 30,	June 30,
	2006	2005
	(unaudited)
ASSETS

Current Assets:
Cash and cash equivalents	$7,375	$1,804
Accounts receivable and due from factor, net	50,829	15,573
Inventories	13,151	15,139
Deferred income taxes, current portion	1,060	2,060
Other current assets	6,437	1,772

Total current assets	78,852	36,348

Property, plant and equipment, net	16,703	816
Deferred income taxes, non-current portion	1,000	—
Intangible assets	20,737	—
Goodwill	5,017	—
Other assets	1,461	46
Investments	1,307	424

	$125,077	$37,634

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Amounts payable under credit facility	$30,800	$12,049
Notes payable	650	461
Current portion of redeemable, convertible preferred stock	3,217	—
Accounts payable	3,924	9,287
Accrued rebates payable	4,043	1,382
Deferred warranty revenue	4,551	1,995
Income taxes payable	96	1,510
Accrued liabilities	5,540	2,667

Total current liabilities	52,821	29,351

Long-term debt, net of discount	3,758	—
Redeemable convertible preferred stock, net of discount	3,647	—
Deferred income taxes	49	49

Commitments and Contingencies

Stockholders’ Equity:
Common stock	49	32
Additional paid-in capital	84,488	9,059
Accumulated deficit	(19,735)	(857)

Total stockholders’ equity	64,802	8,234

	$125,077	$37,634

Home of Olevia HDTV

1600 N. Desert Drive, Tempe, AZ 85281 Main 602.389.8888 Fax 602.389.8997 www.syntaxbrillian.com

(a) Use of Non-GAAP Financial Measures
In addition to providing financial measurements based on generally accepted accounting principles in the United States of America (GAAP), Syntax-Brillian provides additional financial metrics that are not prepared in accordance with GAAP (non-GAAP). Recent legislative and regulatory changes discourage the use of and emphasis on non-GAAP financial metrics and require companies to explain why non-GAAP financial metrics are relevant to management and investors. We believe that the inclusion of these non-GAAP financial measures in this press release helps investors to gain a meaningful understanding of our future prospects, consistent with how management measures and forecasts our performance, especially when comparing such results to previous periods or forecasts. The Company uses these non-GAAP measures, in addition to GAAP financial measures, as the basis for measuring its core operating performance and comparing such performance to that of prior periods. This measure is also used by the Company in its financial and operating decision-making.
Syntax-Brillian defines “Adjusted EBITDA” as net income before interest, taxes, depreciation, amortization, and equity-related compensation. Syntax-Brillian considers Adjusted EBITDA to be an important indicator of the Company’s operational strength and performance of its business and a good measure of its historical operating trends.
Adjusted EBITDA should be considered in addition to, not as a substitute for, the company’s operating income and net income, as well as other measures of financial performance reported in accordance with GAAP.
Reconciliation of Non-GAAP Financial Measures
In accordance with the requirements of Regulation G issued by the Securities and Exchange Commission, the Company is presenting the most directly comparable GAAP financial measure and reconciling the non-GAAP financial measure to the comparable GAAP measure.
SYNTAX-BRILLIAN CORPORATION
RECONCILIATION OF GAAP NET LOSS TO ADJUSTED EBITDA
(unaudited)
(in thousands)

	Three Months		Year
	Ended June 30,		Ended June 30,
	2006	2005	2006	2005

Net loss	$(5,498)	$(382)	$(18,879)	$(17)

Income tax expense (benefit)	—	(273)	—	78
Interest, net	3,584	121	11,913	283
Depreciation and amortization	1,006	55	2,475	186
Equity-related compensation	328	—	4,360	—

Adjusted EBITDA	(580)	(479)	(131)	530

Home of Olevia HDTV

1600 N. Desert Drive, Tempe, AZ 85281 Main 602.389.8888 Fax 602.389.8997 www.syntaxbrillian.com